Filed pursuant to Rule 424(b)(2)
Registration No. 333-208351

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED February 23, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 21, 2017)

33,333,333 Shares

NORDIC AMERICAN OFFSHORE LTD.

Common Shares

Nordic American Offshore Ltd. is offering for sale 33,333,333 of its common shares.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “NAO.” On February 22, 2017, the closing price of our common shares on the NYSE was $2.10 per share.

At our request, the underwriters have reserved common shares to our largest shareholder and certain members of our management and certain of our directors and advisors. These include Marianne Lie, Executive Vice Chair and board member, Turid M. Sørensen, Chief Financial Officer, Paul J. Hopkins, board member, and Jan Erik Langangen, advisor to the Company. Specifically, the underwriters have reserved for sale approximately $10.0 million to Nordic American Tankers Limited, our largest shareholder and approximately $2.0 million worth of common shares to Mr. Herbjørn Hansson and his son Alexander. The shares sold to NAT and certain of our management and certain directors and advisors will be subject to the lock-up agreements set forth herein. Upon completion of this offering, NAT will own approximately         % of our common shares.

Investing in our common shares involves a high degree of risk. See the sections entitled “Risk Factors” on page S-7 of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated herein by reference, for a discussion of certain factors that you should consider before investing in our common shares.

We have granted the underwriters a 30-day option to purchase up to 5,000,000 additional shares at the public offering price less the underwriting discount.

	Per share	Total
Public Offering Price
Underwriting Discount (1)
Proceeds, before expenses, to us (1)(2)

(1)	The common shares sold to NAT and certain members of our management and certain directors and advisors will be sold at the public offering price. The underwriters will not receive any underwriting discount on the sale of such shares.

(2)	We expect to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these common shares or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about                     , 2017.

MORGAN STANLEY	DNB Markets	SEB
Joint Bookrunning Manager	Joint Bookrunning Manager	Joint Bookrunning Manager

                    , 2017

NAO Thunder

Prospectus Supplement

Prospectus

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the prospectus. The second part, the prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts of this document combined.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares. Our business, prospects, financial condition and results of operations may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker market, as a result of changes in petroleum production levels set by the Organization of the Petroleum Exporting Countries, or OPEC,

S-ii

and worldwide oil consumption and storage, changes in our operating costs, including bunker prices, drydocking and insurance costs, the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hire, failure on the part of a seller to complete a sale of a vessel to us and other important factors described from time to time in the reports filed by the Company with the SEC. The factors discussed under the caption “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015 and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The NYSE is deemed to be an appointed stock exchange under Bermuda law. Approvals or permissions given by the BMA do not constitute a guarantee by the BMA as to our performance or our creditworthiness. Accordingly, in giving any such consent or permissions, the BMA shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in any prospectus or prospectus supplement.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with this offering of our common shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015.

In this prospectus supplement, “we,” “us,” “our,” “the Company” and “NAO” all refer to Nordic American Offshore Ltd. and all of its subsidiaries. “Nordic American Offshore Ltd.” refers only to Nordic American Offshore Ltd. and not its subsidiaries. Terms used in this prospectus supplement will have the meanings described in the accompanying prospectus, unless otherwise specified. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase up to 5,000,000 additional shares is not exercised.

Our Company

Nordic American Offshore Ltd. was formed on October 17, 2013. We maintain our principal executive offices at LOM Building, 27 Reid Street, Hamilton, HM 11, Bermuda. Our telephone number at such address is (441) 292-7202. We are an international company formed for the purpose of acquiring, owning and operating platform supply vessels, or PSVs, and currently own ten high quality PSVs constructed at shipyards in Norway during the period from 2012 to 2016. We refer to these vessels as our “Current Fleet” of which seven are in operation and three of which are currently laid up awaiting improved trading conditions.

Effective September 26, 2016, we discontinued our existence as a company organized under the laws of the Republic of the Marshall Islands and continued our existence as an exempted company incorporated under the laws of Bermuda, which we refer to as the Redomiciliation. There was no change in our business, assets and liabilities, principal locations, fiscal year, directors or executive officers following the Redomiciliation. On November 10, 2016, our shareholders approved the adoption of the new bye-laws at our annual general meeting of shareholders. As a result of the Redomiciliation, the rights of holders of our common shares are now governed by our Bermuda Memorandum of Continuance, our new bye-laws and the Companies Act 1981 of Bermuda, or the Companies Act.

Our Current Fleet

The following table sets forth summary information about our Current Fleet as of the date of this prospectus supplement.

Vessel name	Yard (2)	Year Built	Capacity (dwt)	Cargo Deck Area (sq. meters)	Delivered to NAO
NAO Fighter (1)	Ulstein	2012	4200	850	January 2014
NAO Prosper	Ulstein	2012	4200	850	January 2014
NAO Power	Ulstein	2013	4200	850	January 2014
NAO Thunder	Ulstein	2013	4200	850	December 2013
NAO Guardian	Ulstein	2013	4200	850	December 2013
NAO Protector	Ulstein	2013	4200	850	December 2013
NAO Storm	Ulstein	2015	4200	850	January 2015
NAO Viking	Ulstein	2015	4200	850	January 2015
NAO Horizon (1)	Vard	2016	4100	850	April 2016
NAO Galaxy (1)	Vard	2016	4100	850	June 2016

(1)	Vessel is laid up.
(2)	As used in this prospectus supplement, “Ulstein” refers to Ulstein Verft AS and “Vard” refers to Vard Group AS.

Employment of Our Current Fleet

It is our policy to operate our vessels either in the spot market or on short to long-term time charters. The Vessels in our Current Fleet are considered homogeneous and interchangeable as they have approximately the same cargo deck area and capacity. Seven of these PSVs are now in operation. As of the date of this prospectus supplement, three vessels are laid up awaiting improved trading conditions. We operate our vessels in the North Sea on both spot and time charters, although we may consider other regions depending on market conditions.

Technical Management of Our Current Fleet

As of the date of this prospectus supplement, the ship management firms Remøy Shipping AS, or Remøy, and V.Ships Limited, or V.Ships, provide technical management for nine and one of the vessels in our Current Fleet, respectively.

Company Management

In January 2014, the Company entered into a management agreement with Scandic American Shipping Ltd, which we refer to as “Scandic” or the “Manager,” for the provision of administrative services for the Company as requested by our management and in accordance with our objectives and policies as established and directed by our Board of Directors. All decisions of a material nature concerning our business are made by our Board of Directors.

For services under the management agreement, as amended, Scandic received a management fee of $100,000 in 2016 for the vessels in our Current Fleet and was reimbursed for costs incurred in connection with its services. In addition to costs incurred which are directly attributable to us, we also pay a portion of the operational costs, such as salary and office rent, incurred by Scandic which is allocated to us. For the nine months ended September 30, 2016 and the year ended December 31, 2015, we paid $1.6 million and

$2.1 million, respectively, for such costs incurred. Scandic is a wholly owned subsidiary of our major shareholder, Nordic American Tankers Limited (NYSE: NAT), or NAT, of which our Executive Chairman and director, Mr. Herbjørn Hansson, is the Chief Executive Officer, Chairman, President and director and our Chief Financial Officer, Ms. Turid M. Sørensen, is the Chief Financial Officer and Executive Vice President. Marianne Lie assumed the position as our Executive Vice Chair on June 1, 2016. Before that, Ms. Lie had served as our non-executive Vice Chair since the end of 2013, shortly after our establishment. Our Managing Director reports to Ms. Lie.

Recent and Other Developments

In 2016, we drew down approximately $90.0 million under our $150.0 million revolving credit facility with DNB Bank ASA and Skandinaviska Enskilda Banken AB dated March 16, 2015, or the Credit Facility. Approximately $65.0 million was drawn in connection with the delivery of two newbuildings from the Vard Aukra shipyard in Norway and approximately $25.0 million was used for general corporate purposes, including dividend payments and our buy back of $8.5 million of our common shares. As of the date of this prospectus supplement, a total of $137.0 million is outstanding under the Credit Facility. The credit agreement governing the Credit Facility contains certain restrictive covenants requiring among other things, the maintenance of (i) a minimum value adjusted amount of equity, (ii) a minimum value adjusted equity ratio and (iii) minimum liquidity. We were previously in default of these three financial covenants. As of the date of this prospectus supplement, we have obtained waivers with respect to such covenants from the lenders under the Credit Facility until March 31, 2018 which lower the covenant requirements to levels with which we are in compliance. Under the waiver the Company is unable to draw further on the Credit Facility. See footnote (1) to the table under “Prospectus Supplement Summary—Summary Financial Information” for more information and also “Risk Factors.”

On November 14, 2016, we declared a cash dividend of $0.03 per share in respect of the results for the third quarter of 2016, with a payment date of December 7, 2016.

We expect our 2016 fourth-quarter losses to be between -$0.45 and -$0.50 per share. The estimated 2016 fourth quarter results are preliminary, unaudited and subject to completion, reflect management’s current views and may change as a result of management’s review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties. Such preliminary results for the fourth quarter are subject to the finalization and closing of our accounting books and records (which have yet to be performed), and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We caution you that the 2016 fourth quarter estimates are not guarantees of future performance or outcomes and that actual results may differ materially from those described above. Factors that could cause actual results to differ from those described above are set forth in “Risk Factors” of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015 and “Cautionary Statement Regarding Forward-Looking Statements”. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. You should read this information together with the financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for prior periods incorporated by reference in this prospectus supplement. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results.

The Offering

Common shares offered by this prospectus supplement	33,333,333 common shares (or 38,333,333 common shares, assuming full exercise of the underwriters’ option to purchase additional shares).

At our request, the underwriters have reserved common shares to our largest shareholder and certain members of our management and certain of our directors and advisors. These include Marianne Lie, Executive Vice Chair and board member, Turid M. Sørensen, Chief Financial Officer, Paul J. Hopkins, board member, and Jan Erik Langangen, advisor to the Company. Specifically, the underwriters have reserved for sale approximately $10.0 million to Nordic American Tankers Limited, our largest shareholder and approximately $2.0 million worth of common shares to Mr. Herbjørn Hansson and his son Alexander. The shares sold to NAT and certain of our management and certain directors and advisors will be subject to the lock-up agreements set forth herein. The underwriters will not receive any underwriting discount from such shares. Upon completion of this offering, NAT will own approximately % of our common shares.

Common shares to be outstanding immediately after this offering	54,020,180 common shares (or 59,020,180 common shares, assuming full exercise of the underwriters’ option to purchase additional shares).

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses relating to this offering, will be approximately $ million, assuming no exercise of the underwriters’ option to purchase additional shares, or $ million, assuming the underwriters’ full exercise of the option to purchase additional shares. We intend to use the net proceeds from this offering for general corporate and working capital purposes and expansion of our fleet. See “Use of Proceeds.”

New York Stock Exchange Symbol	“NAO”

Risk Factors	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated by reference in this prospectus supplement.

The number of shares to be outstanding after this offering is based on 20,686,847 common shares issued and outstanding as of the date of this prospectus supplement. We currently have an authorized share capital amount of 200,000,000 common shares, par value $0.01 per share, as well as 50,000,000 preferred shares, $0.01 par value per share. As of the date of this prospectus supplement, no preferred shares are issued and outstanding.

Summary Financial Information

The following table summarizes the consolidated financial data of NAO prepared in accordance with U.S. GAAP. The selected statement of operations data with respect to the fiscal periods ended December 31, 2015, 2014 and 2013 and the selected balance sheet data as of December 31, 2015 and 2014 have been derived from the audited consolidated financial statements of NAO included in its Annual Report on Form 20-F for the fiscal year ended 2015, filed with the Securities and Exchange Commission, or the Commission, on March 23, 2016 and incorporated herein by reference. The selected balance sheet data as of December 31, 2013 has been derived from the audited consolidated financial statements of NAO included in its Annual Report on Form 20-F for the fiscal year ended 2014. The unaudited information as of and for the nine month periods ended September 30, 2016 and September 30, 2015 has been prepared on the same basis as NAO’s audited consolidated financial statements and, in the opinion of management, include all material adjustments, consisting only of normal recurring adjustments considered necessary for fair presentation of NAO’s financial information, and which are not intended to be a complete set of interim financial statements. The selected statement of operations data for the nine months ended September 30, 2016 and September 30, 2015, and the selected balance sheet data as of September 30, 2016 have been derived from the interim financial information of NAO for the nine months ended September 30, 2016, as filed in our Report of Foreign Private Issuer on Form 6-K with the Commission on February 21, 2017 and incorporated herein by reference. The information presented below is only a summary and should be read in conjunction with the respective audited and unaudited financial statements of NAO, including the notes thereto, incorporated by reference in this registration statement. See the section of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

In thousands of $, except common shares, per share data and ratios	For the nine months ended September 30		For the fiscal period ended December 31,
	2016	2015	2015	2014	2013*
Statement of Operations Data
Charter Revenue	14,968	29,175	36,372	52,789	1,280
Charter Costs	(1,086)	(1,011)	(1,523)	(1,281)	(108)
Vessel Operating Expenses	(18,556)	(18,866)	(24,580)	(23,038)	(686)
General and Administrative Costs	(3,436)	(3,197)	(4,261)	(5,815)	(482)
Depreciation Costs	(11,915)	(10,630)	(14,379)	(11,393)	(262)
Net Operating Income (Loss)	(20,024)	(4,530)	(8,372)	11,262	(258)
Interest Income	7	34	34	258	138
Interest Costs	(2,367)	(1,306)	(1,807)	(1,044)	—
Other Financial Income (Costs)	66	(605)	(699)	(2,333)	50
Total Other Income (Loss)	(2,294)	(1,877)	(2,472)	(3,119)	188
Income Tax	—	—	—	(1,212)	—
Net Income (Loss) and Other Comprehensive Income (Loss)	(22,318)	(6,407)	(10,844)	6,931	(70)
Basic Income (Loss) per Share	(1.06)	(0.27)	(0.47)	0.34	(0.01)
Diluted Income (Loss) per Share	(1.06)	(0.27)	(0.47)	0.34	(0.01)
Basic Weighted Average Number of Common Shares Outstanding	21,024,011	23,343,195	23,203,142	20,314,530	8,772,166
Diluted Weighted Average Number of Common Shares Outstanding	21,024,011	23,343,195	23,203,142	20,350,404	8,772,166
Other Financial Data:
Net Cash Provided by (Used in) Operating Activities	(11,011)	7,627	5,987	17,183	(545)
Dividends Paid	5,376	18,484	21,922	31,221	0
Selected Balance Sheet Data (at period end)
Cash and Cash Equivalents	3,667	7,432	5,339	46,398	109,819
Total Assets (1)	380,757	341,421	336,201	322,421	245,382
Total Long-Term Debt (1)(2)	131,103	40,744	45,834	—	—
Common Shares	234	234	234	234	167
Total Shareholders’ Equity	244,649	290,871	280,857	319,230	243,321

*	Fiscal year ended December 31, 2013 covers the period from inception on October 17, 2013 to December 31, 2013.
(1)	We have adopted Accounting Standards Update No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs, which required that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability rather than an asset. This has been applied retrospectively to the comparative balance sheet data as of September 30, 2016 and 2015 and December 31, 2015, 2014 and 2013. The application reduces Total Long-term Debt from $132,000 to $131,103 and from $42,000 to $40,744 as of September 30, 2016 and 2015 and from $47,000 to $45,834 as of December 31, 2015, respectively (all numbers in thousands). As of December 31, 2014 and 2013 we had no long-term debt. The application reduced Total Assets from $381,654 to $380,757 and $342,677 to $341,421, as of September 30, 2016 and 2015 and from $337,367 to $336,201 as of December 31, 2015, respectively (all numbers in thousands). There were no changes for the years ending December 31, 2014 and 2013
(2)	Debt consists of $132 million and $47 million as of September 30, 2016 and December 31, 2015, respectively. Please see note 2 to the Condensed Consolidated Financial Statements describing the effects of the accounting principle change covering the deferred financing cost contained in our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on February 21, 2017 and incorporated herein by reference.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the risks set forth below, in the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 23, 2016, and in the other documents which are incorporated by reference in this prospectus supplement, relating to the business and the industry we will continue to operate in before making an investment in our common shares. Please see the sections of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

We may use the net proceeds of this offering for purposes with which you do not agree.

We intend to use the net proceeds from this offering for general corporate and working capital purposes and expansion of our fleet. Our management will have significant flexibility and broad discretion to use the net proceeds from this offering and may use the net proceeds of this offering for purposes with which you do not agree. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering. Please see “Use of Proceeds.”

Future sales of our common shares could have an adverse effect on our share price.

In order to finance our future operations and growth, we may have to incur substantial additional indebtedness and possibly issue additional equity securities. Future common share issuances, directly or indirectly through convertible or exchangeable securities, options or warrants, will generally dilute the ownership interests of the existing holders of our common shares, including their relative voting rights and could require substantially more cash to maintain the then existing level, if any, of our dividend payments to the holders of our common shares, as to which no assurance can be given. Preferred shares, if issued, will generally have a preference on dividend payments, which could prohibit or otherwise reduce our ability to pay dividends to the holders of our common shares. Our debt will be senior in all respects to the holders of our common shares, will generally include financial and operating covenants with which we will be required to comply and will include acceleration provisions upon defaults thereunder, including our failure to make any debt service payments, and possibly under other debt. Because our decision to issue equity securities or incur debt in the future will depend on a variety of factors, including market conditions and other matters that are beyond our control, we cannot predict or estimate the timing, amount or form of our capital raising activities in the future. Such activities could, however, cause the price of our common shares to decline significantly.

We did not recognize impairment charges in the year ended December 31, 2015 or the nine-month period ended September 30, 2016. If the current weak market conditions continue, it would have a negative impact on future operating results and could possibly result in impairment charges.

We did not recognize impairment charges as of December 31, 2015 or as of September 30, 2016. As more fully described in our accounting policies, we evaluate our individual assets for impairment whenever events or changes in circumstances indicate that the carrying amount of our vessels may not be recoverable. As required by U.S. GAAP (ASC 360), in determining whether our assets are recoverable, we compare our estimate of the undiscounted cash flows expected to be generated by the asset to its carrying amount. If the undiscounted cash flows are greater than the carrying amount, no impairment charge is recognized. As of December 31, 2015 and as of September 30, 2016, we determined that the sum of the undiscounted cash flows for each vessel exceeded its carrying value.

Factors and conditions that could impact our estimates of future cash flows of our vessels include:

•	Reduced demand for our vessels;

•	Changes in behaviors and attitudes of our charterers towards technical, operational and environmental standards; and

•	Changes in regulations and requirements governing the technical and environmental capabilities of our vessels.

We believe that our impairment assumptions are reasonable.

During the past two years, the market value of vessels has declined, and we have identified impairment indicators. Our analysis assumed that we will keep all of our vessels for their remaining economic useful lives. We consider the economic useful life of each vessel to be 25 years from the time of construction.

In developing estimates of future undiscounted cash flows, we make assumptions and estimates about the vessels’ future performance, with the significant assumptions being related to charter rates, fleet utilization, operating costs, capital expenditures, residual value and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations.

The most important assumptions in determining undiscounted cash flows are the estimated charter rates and utilization. For the first and second year of our analysis we use a 3-year weighted average, which is composed of the lower of the historical market rates and utilization, as provided by a third party, and the rates and utilization we have achieved for the same period. For the rate and utilization thereafter we use the 15-year historical average as provided by a third party. Charter rates and utilization are volatile and we have based our analysis on the 3-year and 15-year historical average market rates and utilization on information obtained from third parties.

We have used a long-term average because we believe it reflects the long-term perspective we have when we invest in our vessels and includes objective data reflecting both positive and negative cycles impacting our business. The actual rates and utilization we realize in the future in any given year is likely to differ significantly from the long-term historical averages that we use. In the future, we might change the assumptions we use in our analysis if we conclude that there has been a fundamental shift in the market and that the 3-year and 15-year historical average market rates and utilization are no longer indicative of future market conditions. This change in assumptions could result in an impairment charge being recognized.

The average market rates for the years ended December 31, 2015 and 2016, were $7,276 per day and $7,667 per day, respectively. The average market utilization was 81% and 67%, respectively. The Company’s achieved rates for the comparable periods were $14,750 per day and $8,500 per day, respectively. The Company’s utilization was 85% and 68%, respectively. If the current weak market conditions continue for longer than we expect or decline further, it becomes more likely that we may recognize impairment charges.

If, in performing our impairment analysis as of December 31, 2015, we had used the 10-year historical average PSV rates and utilization as of December 31, 2015, our undiscounted cash flows would have exceeded the vessels’ carrying values. If we had used the 5-year historical average PSV rates and utilization as of December 31, 2015, six of our vessels would have had carrying values exceeding undiscounted cash flows, and we would have recognized an impairment charge of $74.6 million if these six vessels were written down to market values based on estimates by ship brokers. If, in performing our impairment analysis as of December 31, 2016, we had used the 10-year historical average PSV rates and utilization as of December 31, 2016, our undiscounted cash flows would have exceeded the vessels’ carrying values. If we had used the 5-year historical average PSV rates and utilization as of December 31, 2016, all of our vessels would have had carrying values exceeding undiscounted cash flows, and we would have recognized an impairment charge of $121.2 million if all vessels were written down to market values based on estimates by ship brokers. The Company may not be able to realize these estimated market values if it was to sell the vessels in the second-hand market, which would ultimately result in a higher impairment charge than the indicated difference between carrying values and market values.

Our impairment analysis as of December 31, 2016, based on 3-year and 15-year historical average PSV rates and utilization as of December 31, 2016, indicates that our undiscounted cash flows is 1.5 times higher than carrying values.

We may not be able to continue as a going concern

Our consolidated financial statements have been prepared on the basis that we will continue as a going concern. We are operating in a challenging market with low charter rates and vessel utilization, which has, over the past 24 months, significantly weakened our liquidity. We have incurred a net loss of $22.3 million for the nine months ended September 30, 2016, have an accumulated deficit of $33.2 million at September 30, 2016, and have a cash balance of $3.7 million and an undrawn capacity of $18.0 million under the Credit Facility at September 30, 2016. As of February 10, 2017, our available liquidity and undrawn capacity under the Credit Facility declined to $1.6 million and $13.0 million, respectively, but we are unable to draw further on the Credit Facility due to an event of default as further explained below.

The minimum value adjusted equity covenant requires us to maintain value adjusted equity of a minimum of $150.0 million. The minimum value adjusted equity ratio requires us to have value adjusted equity to value adjusted total assets of at least 45%. The minimum liquidity covenant requires us to have the higher of $10.0 million or 6% of our total debt. We were previously in default of these three financial covenants. As of the date of this prospectus supplement, we have obtained waivers with respect to such covenants from the lenders under the Credit Facility until March 31, 2018 which lower the covenant requirements to levels with which we are in compliance. We have received waivers with respect to such defaults from the lenders under the Credit Facility until March 31, 2018. We are considering options to refinance or raise capital to avoid there being substantial doubt about our ability to fund future operations and meet our obligations as they become due for at least a year, and continue as a going concern. If we are unable to refinance or raise capital, we may cease to continue as a going concern and we would be required to restate our assets and liabilities on a liquidation basis, which could differ significantly from the going concern basis.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are incorporated under the laws of Bermuda. Our Memorandum of Continuance, Bye-laws and the Companies Act govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of the Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder.

We are incorporated in Bermuda and it may not be possible for our investors to enforce U.S. judgments against us.

We are incorporated under the laws of Bermuda. Substantially all of our assets are located outside of the United States. In addition, most of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us, or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we are incorporated or where our are located (1) would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us based on those laws.

Anti-takeover provisions in our organizational documents could have the effect of discouraging, delaying or preventing a merger or acquisition, or could make it difficult for our shareholders to replace or remove our current board of directors, which could adversely affect the market price of our common shares.

Several provisions of our Memorandum of Continuance and Bye-laws could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:

•	authorizing our board of directors to issue “blank check” preferred shares without shareholder approval;

•	providing for a classified board of directors with staggered, three-year terms;

•	establishing certain advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of shareholders;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of two-thirds of the votes cast at an annual meeting of shareholders by the holders of shares entitled to vote thereon; and

•	establishing supermajority voting provisions with respect to amendments to certain provisions of our Bye-laws.

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

If the U.S. Internal Revenue Service were to treat us as a “passive foreign investment company,” that could have adverse tax consequences for United States shareholders.

Special U.S. federal income tax rules apply to a U.S. holder that holds stock in a foreign corporation classified as a passive foreign investment company, or a “PFIC”, for U.S. federal income tax purposes. In general, the Company will be treated as a PFIC with respect to a U.S. holder of our common shares if, for any taxable year in which such holder held the Company’s common shares, either:

•	at least 75% of the Company’s gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of the assets held by the Company during such taxable year produce, or are held for the production of, such passive income.

For purposes of determining whether the Company is a PFIC, the Company will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by the Company in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute passive income unless the Company is treated under specific rules as deriving its rental income in the active conduct of a trade or business.

Based on the Company’s current operations and future projections, the Company does not believe that it is, nor does it expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, the Company’s belief is based principally on the position that, for purposes of determining whether the Company is a PFIC, the gross income the Company derives or is deemed to derive from the time chartering and spot chartering activities of its wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, the Company believes that such income does not constitute passive income, and the assets that the Company or its wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute assets that produce or are held for the production of passive income for purposes of determining whether the Company is a PFIC. The Company believes there is substantial legal authority supporting its position consisting of case law and Internal Revenue Service, or the “IRS”, pronouncements concerning the characterization of income derived from time charters and spot charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with the Company’s position. In addition, although the Company intends to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of its operations will not change in the future.

If the IRS or a court of law were to find that we are a PFIC for any taxable year, U.S. holders of our common shares who owned their shares during such year would face adverse U.S. federal income tax consequences and certain information reporting obligations. For a discussion of the PFIC rules, see “Tax Considerations—United States Federal Income Taxation—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses relating to this offering, will be approximately $         million, assuming no exercise of the underwriters’ option to purchase additional shares, or $         million, assuming the underwriters’ full exercise of the option to purchase additional shares. We intend to use the net proceeds for general corporate and working capital purposes and expansion of our fleet.

MARKET VALUE OF OUR COMMON SHARES

Since June 12, 2014, the primary trading market for our common shares has been the NYSE, on which our common shares are listed under the symbol “NAO.”

The following table sets forth the high and low market prices for each of the periods indicated for our common shares as reported by the NYSE. You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in our Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

For the year ended:	HIGH	LOW
December 31, 2016	$5.69	$2.55

For the quarter ended:	HIGH	LOW
March 31, 2016	$5.51	$3.23
June 30, 2016	$5.69	$4.19
September 30, 2016	$4.92	$3.42
December 31, 2016	$3.90	$2.55

For the month:	HIGH	LOW
August 2016	$4.57	$3.95
September 2016	$4.19	$3.42
October 2016	$3.80	$3.30
November 2016	$3.90	$2.55
December 2016	$3.50	$2.75
January 2017	$2.95	$2.55
February 2017*	$2.75	$2.05

*	Through and including February 22, 2017.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2016:

•	on an actual basis;

•	on an adjusted basis, to give effect to the drawdown of $5.0 million on our Credit Facility on November 9, 2016; and

•	on an as further adjusted basis to give effect to the issuance of common shares in this offering.

There have been no significant changes to our capitalization since September 30, 2016, as so adjusted. The information set forth in the table assumes no exercise of the underwriters’ over-allotment option. You should read the adjusted capitalization table information below in connection with “Use of Proceeds” and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus supplement.

U.S. dollars	Actual	As Adjusted	As Further Adjusted (3)
	(in thousands, except share data)
Debt
Credit Facility (1)	$132,000	$137,000
Total debt	132,000	137,000
Shareholders’ equity
Common shares, $0.01 par value outstanding actual (20,686,847 shares), as adjusted ( shares) (2)	234	234
Additional paid-in capital	277,578	277,578
Retained deficit	(33,162)	(33,162)
Total Shareholders’ equity	244,649	244,649

Total capitalization	$376,649	$381,649

(1)	The remaining availability under our Credit Facility as of November 9, 2016 was $13.0 million, but we are unable to draw further on the Credit Facility due to an event of default.
(2)	The number of common shares outstanding immediately after this offering is based on 20,686,847 common shares outstanding as of September 30, 2016.

DIVIDEND POLICY

Our policy is to declare quarterly dividends to shareholders as decided by the Board. The dividend to shareholders could be higher than the operating cash flow or the dividend to shareholders could be lower than the operating cash flow after reserves as the Board may from time to time determine are required, taking into account contingent liabilities, the covenants contained in our Credit Facility, our other cash needs and the requirements of Bermuda law.

The quarterly dividend payments per share in 2016, 2015, and 2014 have been as follows:

Period	2016			2015	2014
1st Quarter		$0.08		$0.17	$0.45
2nd Quarter		0.05		0.17	0.45
3rd Quarter		0.03		0.15	0.45
4th Quarter			*	0.12	0.45
Total	$			$0.61	$1.80

*	The Company expects to announce its dividend and earnings report in respect of the fourth quarter of 2016 following the closing of this offering.

MANAGEMENT

Set forth below are the names, ages and positions of our directors and executive officers. Our Board of Directors currently consists of five directors and is elected annually on a staggered basis. Each director elected holds office for a three-year term or until his or her successor is duly elected and qualified, except in the event of his or her death, resignation, removal or the earlier termination of his term of office. The term of our Class A director will expire at our 2017 annual meeting of shareholders. The term of our Class B directors will expire at our 2018 annual meeting of shareholders. The term of our Class C directors will expire at our 2019 annual meeting of shareholder. The business address of each of our directors and executive officers listed below is Nordic American Offshore Ltd., LOM Building, 27 Reid Street, Hamilton, HM 11, Bermuda.

Our current executive officers and directors are as follows:

Name	Age	Position
Herbjørn Hansson	68	Executive Chairman and Class C Director
Marianne Lie	54	Executive Vice Chairman and Class C Director
Paul J. Hopkins	69	Class B Director and Audit Committee Member
James Kelly	63	Class B Director
David M. Workman	56	Class A Director
Tor-Øyvind Bjørkli	45	Managing Director
Turid M. Sørensen	56	Chief Financial Officer

Biographical information for our current executive officers and directors listed above is set forth below.

Herbjørn Hansson, Executive Chairman and Class C Director

Herbjørn Hansson (MBA) has graduated from the Norwegian School of Economics and Business Administration and attended Harvard Business School. He has served as our Chairman since our inception. In 1974 he was employed by the Norwegian Shipowners’ Association. In the period from 1975 to 1980, he was Chief Economist and Research Manager of INTERTANKO, an industry association whose members control about 70% of the world’s independently owned tanker fleet, excluding state owned and oil company fleets. During the 1980s, he was Chief Financial Officer of Kosmos/Anders Jahre, at the time one of the largest Norwegian based shipping and industry groups. In 1989, Mr. Hansson founded Ugland Nordic Shipping AS, or UNS, which became one of the world’s largest owners of specialized shuttle tankers. UNS became a public company in 1993. While under Mr. Hansson’s management, UNS increased dividends paid to shareholders each year for nine years. He served as Chairman in the first phase and as Chief Executive Officer as from 1993 to 2001 when UNS, under his management, was sold to Teekay Shipping Corporation, or Teekay, for an enterprise value of $780.0 million. He continued to work with Teekay, most recently as Vice Chairman of Teekay Norway AS, until he started working full-time for NAT on September 1, 2004. Mr. Hansson is the founder and has been Chairman and Chief Executive Officer of NAT since its establishment in 1995. NAT was listed on the NYSE in 1997. Since then, NAT has paid dividends 78 times, with total dividend payments of $48.11 per share from the fourth quarter of 1997 to the date of this prospectus supplement. He also has been a member of various governing bodies of companies within shipping, insurance, banking, manufacturing, national/international shipping agencies including classification societies and protection and indemnity associations. Mr. Hansson is fluent in Norwegian and English, and has a command of German and French for conversational purposes.

Marianne Lie, Executive Vice Chairman and Class C Director

Marianne Lie has served as our Class C director since December 2013. In June 2016, Ms. Lie was appointed as our Executive Vice Chairman. The Managing Director of NAO reports to Ms. Lie. Having broad international experience, she has been and still is a board member of several Norwegian companies mainly within the shipping, offshore business, energy and finance industries. She was until recently a member of the shareholders

Committee of the Central Bank of Norway. She was in the Norwegian Shipowners Association from 1988 until 1998, after which she was managing director of the Norwegian Branch of Vattenfall, a Swedish based energy group. Ms. Lie was also a board member of the Finnish energy group Fortum. She was managing director of the Norwegian Shipowners Association from 2002 to 2008. Ms. Lie has studied law and political science at the University of Oslo.

Paul J. Hopkins, Class B Director

Paul J. Hopkins has been a director of the Company since its inception and was a director of NAT from June 2005 until December 13, 2013. Until March 2008, Mr. Hopkins was also a Vice President and a director of Corridor Resources Inc., a Canadian publicly traded exploration and production company. From 1989 through 1993 he served with Lasmo as Project Manager during the start-up of the Cohasset/Panuke oilfield offshore Nova Scotia, the first offshore oil production in Canada. Earlier, Mr. Hopkins served as a consultant on frontier engineering and petroleum economic evaluations in the international oil industry. Mr. Hopkins was seconded to Chevron UK in 1978 to assist with the gas export system for the Ninian Field. Previously, beginning in 1973, he was employed with Ranger Oil (UK) Limited, being involved in the drilling and production testing of oil wells in the North Sea. Through the end of 1972 he worked with Shell Canada as part of its Offshore Exploration Group.

James Kelly, Class B Director

James Kelly has been a director of the Company since its inception and a director of NAT since June 2010. Mr. Kelly has worked for Time Inc., the world’s largest magazine publisher, since 1978. He served as Foreign Editor during the fall of the Soviet Union and the first Gulf War, and was named Deputy Managing Editor in 1996. In 2001, Mr. Kelly became the magazine’s managing editor, and during his tenure the magazine won a record four National Magazine awards. In 2004, Time Magazine received its first EMMA for its contribution to the ABC News Series “Iraq: Where Things Stand.” In late 2006, Mr. Kelly became the managing editor of all of Time Inc., helping supervise the work of more than 2,000 journalists working at 125 titles, including Fortune, Money, Sports Illustrated and People. Since 2009, Mr. Kelly has worked as a consultant at Bloomberg LP and taught at Princeton and Columbia Universities.

David M. Workman, Class A Director

David M. Workman has served as our Class A Director since December 2013. Mr. Workman was, until recently Chief Operating Officer and member of the Supervisory Board of Stork Technical Services having guided, as Chief Executive Officer, the sale of the RBG Offshore Services Group into the STS Group. Mr. Workman has 30 years of broad experience in the offshore sector ranging from drilling operations/field development through production operations and project management. He has worked with a wide variety of exploration and production companies in the sector and has balanced this with exposure to the service sector, working with management companies. As part of his experience with these different companies, he has had extensive exposure to the North Sea market. Mr. Workman graduated from Imperial College London in 1983 with a Masters in Petroleum Engineering and spent his early years as a Drilling/Production Operations Engineer with BP. In 1987 he joined Hamilton Brothers Oil and Gas who were early adopters of floating production systems. In 1993 he joined Kerr McGee as an operations manager for the Tentech 850 designed Gryphon FPSO, the first permanently moored FPSO in the North Sea. In 1996, Mr. Workman established the service company Atlantic Floating Production, which went on to become the management contractor and duty holder on the John Fredriksen owned Northern Producer and on the Petroleum Geo-Services (PGS) owned Banff FPF. In 2003, Mr. Workman was instrumental in founding Tuscan Energy which went on to redevelop the abandoned Argyll Field in the UK Continental Shelf. In 2009, Mr. Workman was appointed as Chief Executive Officer and led the sale of the RBG Group to Stork Technical Services in 2011.

Tor-Øyvind Bjørkli, Managing Director

Tor-Øyvind Bjørkli served as our Chief Executive Officer from March 2014 until June 2016. In June 2016, Mr. Bjørkli was appointed as our Managing Director. He graduated from Vestfold University College with a

Bachelor of Science degree in Marine Engineering in 1992. He completed the Royal Norwegian Naval Officer Training School in 1993 and his Master of Science degree at Norwegian University of Science and Technology in 1999. For the last eight years he has been a Partner with RS Platou ASA’s offshore sale and purchase and newbuilding division. Before joining RS Platou ASA, a major international offshore and shipbroking firm, he held the position as a Surveyor with the classification society, Det Norske Veritas’ (DNV GL) in the Miami office.

Turid M. Sørensen, Chief Financial Officer

Turid M. Sørensen has 30 years of experience in the shipping industry. She has served as our CFO since our inception. She was appointed Chief Financial Officer & Executive Vice President of NAT on June 1, 2012. She previously served as Chief Financial Officer of NAT from February 6, 2006. Ms. Sørensen has a Bachelor’s Degree in Business Administration from the Norwegian School of Management, an M.B.A. in Management Control from the Norwegian School of Economics and Business Administration and has completed an Advanced Management Program from Harvard Business School. During the period from 1984 to 1987, she worked for Anders Jahre AS and Kosmos AS in Norway and held various positions within accounting and information technology. In the period from 1987 to 1995, Ms. Sørensen was Manager of Accounting and IT for Skaugen PetroTrans Inc., in Houston, Texas. After returning to Norway she was employed by Ugland Nordic Shipping ASA and Teekay Norway AS as Vice President, Accounting. From October 2004 until her appointment as Chief Financial Officer of NAT in February 2006, she served as the Treasurer and Controller of NAT.

Compensation

We currently have employment agreements with our Executive Chairman, Executive Vice Chairman, Managing Director and Chief Financial Officer to be paid an aggregate amount of about $850,000 per year. Under the terms of these employment agreements, either party may terminate the agreement with up to six months prior notice.

Our current non-executive directors receive annual compensation in the amount of $37,500 plus reimbursement of their out-of-pocket expenses incurred while attending any meeting of the Board of Directors or any board committee.

We do not have a retirement benefit plan for our officers or directors.

Board Practices

Our Board of Directors is elected annually, and each director elected holds office for a three-year term or until his or her successor is duly elected and qualified. Our current Class B and Class C directors were elected at our annual general meeting held in 2013. The Class B directors were re-elected at our 2015 annual general meeting to serve until the 2018 annual general meeting. Our Class C director was re-elected for a new term at our 2016 annual general meeting to serve until the 2019 annual general meeting. The term of our Class A director will expire at our 2017 annual general meeting at which our Class A director will be up for re-election.

The sole member of our Audit Committee is Mr. Hopkins. The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibilities to shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. The Audit Committee, among other duties, recommends the independent auditors to be selected to audit the financial statements of the Company, meets with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, reviews with the independent auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and reviews the financial statements contained in the annual report to shareholders with management and the independent auditors.

Pursuant to an exemption for foreign private issuers, we are not required to comply with many of the corporate governance requirements of the NYSE that are applicable to U.S. listed companies. For more information, see “Item 16G.—Corporate Governance” in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 23, 2016, incorporated herein by reference.

There are no contracts between us and any of our directors providing for benefits upon termination of their employment.

Employees

We currently have six employees in the positions of Executive Chairman, Executive Vice Chairman, Managing Director, Chief Financial Officer, Managing Director of NAO (UK) and a chartering manager.

TAX CONSIDERATIONS

The following is a discussion of the material Bermuda, Marshall Islands and U.S. federal income tax considerations of the ownership and disposition by a U.S. Holder and a Non-U.S. Holder, each as defined below, of our common shares. This discussion does not purport to deal with the tax consequences of owning common shares to all categories of investors, some of which, such as dealers in securities or commodities, traders in securities that have elected the mark-to-market method of accounting for their securities, financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, persons liable for the alternative minimum tax, persons who hold common shares as part of a straddle, hedge, conversion transaction or integrated investment, U.S. Holders whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of the Company’s common shares, may be subject to special rules. This discussion deals only with holders who hold the common shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of common shares.

Bermuda Tax Considerations

The following are the material Bermuda tax consequences of the ownership of our common shares. We are incorporated in Bermuda, and we are not currently subject to taxation under the laws of Bermuda. Distributions we receive from our subsidiaries also are not subject to any Bermuda tax. There is currently no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, or estate duty or inheritance tax payable by non-residents of Bermuda in respect of capital gains realized on a disposition of our common shares or in respect of distributions they receive from us with respect to our common shares. This discussion does not, however, apply to the taxation of persons ordinarily resident in Bermuda for exchange control purposes. Bermuda shareholders are encouraged to consult their own tax advisors regarding possible Bermuda taxes with respect to dispositions of, and distributions on, our common shares.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to the Company and our shareholders. One or more of our subsidiaries are incorporated in the Marshall Islands. Under current Marshall Islands law, our subsidiaries are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by our subsidiaries. Prior to the Redomiciliation, we were incorporated in the Marshall Islands. We do not believe that we or our shareholders will be subject to taxation in the Marshall Islands as a result of the Redomiciliation.

United States Federal Income Taxation

The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code,” judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, or the “Treasury Regulations,” all of which are subject to change, possibly with retroactive effect.

U.S. Federal Income Taxation of the Company

We are not currently subject to any U.S. federal income tax on our income. However, in the future we may directly or through a subsidiary conduct activities which would give rise to U.S.-source income. Depending on the nature of those activities, we may be subject to U.S. federal income tax on all or a portion of the income from such activities.

Gain on Sale of Vessels

We will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

U.S. Federal Income Taxation of U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder, as defined below, with respect to our common shares. This discussion does not purport to deal with the tax consequences of owning our common shares to all categories of investors, some of which may be subject to special rules, and does not address the Medicare contribution tax on net investment income. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common shares. Please see the section titled “Taxation—Material U.S. Federal Income Tax Consequences of the Redomiciliation” in our Form F-4 filed on June 6, 2016 for a discussion of the U.S. federal income tax consequences of the Redomiciliation.

As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that (i) is a U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust and (ii) owns the common shares as a capital asset, generally, for investment purposes.

If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your own tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by the Company with respect to its common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Company’s earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because the Company is not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from the Company. Dividends paid with respect to our common shares will generally be treated as foreign source dividend income and will generally constitute “passive category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Dividends paid to a U.S. Holder which is an individual, trust, or estate, referred to herein as a “U.S. Non-Corporate Holder,” will generally be treated as “qualified dividend income” that is taxable to U.S. Holders at preferential U.S. federal income tax rates, provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NYSE on which the common shares are listed); (2) the Company is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which the Company does not believe it is, has been or will be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares becomes ex-dividend; and (4) the U.S. Non-Corporate Holder is not under an obligation (whether pursuant to a short sale or otherwise) to make payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a U.S.

Non-Corporate Holder. Any dividends paid by the Company which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Non-Corporate Holder. Special rules may apply to any “extraordinary dividend,” generally, a dividend paid by us with respect to a common share in an amount which is equal to or in excess of ten percent of a U.S. Holder’s adjusted tax basis, or fair market value in certain circumstances, in such common share. If we pay an “extraordinary dividend” on our common shares that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Subject to the discussion of the passive foreign investment company rules below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of the Company’s common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such common shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. Long-term capital gain of a U.S. Non-Corporate Holder is taxable at preferential U.S. federal income tax rates. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations. Any such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

PFIC Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company, or a “PFIC”, for U.S. federal income tax purposes. In general, the Company will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held the Company’s common shares, either:

•	at least 75% of the Company’s gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of the assets held by the Company during such taxable year produce, or are held for the production of, such passive income.

For purposes of determining whether the Company is a PFIC, the Company will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by the Company in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute passive income unless the Company is treated under specific rules as deriving its rental income in the active conduct of a trade or business.

Based on the Company’s current operations and future projections, the Company does not believe that it is, nor does it expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, the Company’s belief is based principally on the position that, for purposes of determining whether the Company is a PFIC, the gross income the Company derives or is deemed to derive from the time chartering and spot chartering activities of its wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, the Company believes that such income does not constitute passive income, and the assets that the Company or its wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute assets that produce or are held for the production of passive income for purposes of determining whether the Company is a PFIC. The Company believes there is substantial legal authority supporting its position consisting of case law and Internal Revenue Service, or the “IRS”, pronouncements concerning the characterization of income derived from time charters and spot charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with the Company’s position. In addition, although the Company intends to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of its operations will not change in the future.

As discussed more fully below, if the Company were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different U.S. federal income taxation rules depending on whether the U.S. Holder makes an election to treat the Company as a “Qualified Electing Fund,” which election is referred to as a “QEF Election.” As discussed below, as an alternative to making a QEF Election, a U.S. Holder should be able to make a “mark-to-market” election with respect to the common shares, which election is referred to as a “Mark-to-Market Election”. If the Company were to be treated as a PFIC, a U.S. Holder would be required to file IRS Form 8621 to report certain information regarding the Company.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF Election, which U.S. Holder is referred to as an “Electing Holder”, the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of the Company’s ordinary earnings and net capital gain, if any, for the Company’s taxable year during which it is a PFIC that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received by the Electing Holder from the Company. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect amounts included in the Electing Holder’s income. Distributions received by an Electing Holder that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that the Company incurs with respect to any taxable year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a timely QEF Election for our common shares by filing IRS Form 8621 with such holder’s U.S. federal income tax return for the first year in which such holder held such shares when the Company was a PFIC. If the Company determines that it is a PFIC for any taxable year, it will provide each U.S. Holder with all necessary information in order to make the QEF Election described above.

Taxation of U.S. Holders Making a Mark-to-Market Election

Alternatively, if the Company were to be treated as a PFIC for any taxable year and, as anticipated, the common shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a Mark-to-Market Election with respect to the Company’s common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market Election. A U.S. Holder’s tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election

Finally, if the Company were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF Election or a Mark-to-Market Election for that year, whom is referred to as a “Non-Electing Holder”, would be subject to special U.S. federal income tax rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three (3) preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of the common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common shares;

•	the amount allocated to the current taxable year and any taxable years before the Company became a PFIC would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If a Non-Electing Holder who is an individual dies while owning the common shares, such holder’s successor generally would not receive a step-up in tax basis with respect to such common shares.

U.S. Federal Income Taxation of Non-U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations relevant to an investment decision by a Non-U.S. Holder, as defined below, with respect to our common shares. This discussion does not purport to deal with the tax consequences of owning our common shares to all categories of investors, some of which may be subject to special rules. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common shares. Please see the section titled “Taxation—Material U.S. Federal Income Tax Consequences of the Redomiciliation” in our Form F-4 filed on June 6, 2016 for a discussion of the U.S. federal income tax consequences of the Redomiciliation.

A beneficial owner of our common shares that is not a U.S. Holder (other than a partnership) is referred to herein as a “Non-U.S. Holder.”

If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your own tax advisor.

Dividends on Common Shares

Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is generally taxable in the United States only if attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable U.S. income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

Income or Gains Effectively Connected with a U.S. Trade or Business

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from our common shares, including dividends and the gain from the sale, exchange or other disposition of the common shares, that is effectively connected with the conduct of that U.S. trade or business (and, if required by an applicable U.S. income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) will generally be subject to U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, in the case of a corporate Non-U.S. Holder, such holder’s earnings and profits that are attributable to the effectively connected income, subject to certain adjustments, may be subject to an additional U.S. federal branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, and the payment of gross proceeds on a sale or other disposition of our common shares, made within the United States to a U.S. Non-Corporate Holder will be subject to information reporting. Such payments or distributions may also be subject to backup withholding if the U.S. Non-Corporate Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or dividends required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding with respect to dividend payments or other taxable distributions on our common shares by certifying their status on an applicable IRS Form W-8. If a Non-U.S. Holder sells our common shares to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder certifies that it is a non-U.S. person, under penalties of perjury, or it otherwise establishes an exemption. If a Non-U.S. Holder sells our common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common shares through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that the Non-U.S. Holder is not a U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Rather, a refund may generally be obtained of any amounts withheld under backup withholding rules that exceed the taxpayer’s U.S. federal income tax liability by filing a timely refund claim with the IRS.

U.S. Holders who are individuals (and to the extent specified in applicable Treasury Regulations, certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the common shares are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event a U.S. Holder who is an individual (and to the extent specified in applicable Treasury regulations, a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three (3) years after the date that the required information is filed.

CERTAIN ERISA CONSIDERATIONS

The following discussion is a summary of certain considerations associated with the purchase of our common shares by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each such plan and entity, an “ERISA Plan”) and (iv) plans that are subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and entities whose underlying assets are considered to include “plan assets” of such plans (each such plan and entity, an “Other Plan”).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Because of the nature of our business as an operating company and the fact that we have no U.S. affiliates or U.S. operations, it is not likely that we would be considered a party in interest or a disqualified person with respect to any ERISA Plan or that our assets would be considered to be “plan assets” of any such ERISA Plan. However, a prohibited transaction within the meaning of ERISA and the Code may result if our common shares are acquired by an ERISA Plan to which an underwriter is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many.

Governmental plans, certain church plans and foreign plans, while not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before purchasing our common shares.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common shares on behalf of, or with the assets of, any ERISA Plan, or any Other Plan, consult with their counsel regarding the matters described herein.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
DNB Markets, Inc.
Skandinaviska Enskilda Banken AB (publ)

Total:

The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. Any common shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. Any such securities dealers may resell any common shares purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $             per share from the public offering price. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to additional common shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              common shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriters will not receive any underwriting discount on the sale of shares to NAT and certain members of our management, and certain of our directors and advisors.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $500,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority of up to $        .

Our common shares are listed on the New York Stock Exchange under the trading symbol “NAO.”

We and all directors and officers, NAT and certain other existing holders of our common shares have agreed that without the prior written consent of the representative on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. This agreement is subject to certain exceptions. In addition, we and such other persons have agreed that, subject to certain exceptions, without the prior written consent of the representative on behalf of the underwriters, we and such other persons will not, during the restricted period, in the case of the Company, file any registration statement with the Commission relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares, and, in the case of such other persons, make any demand for, or exercise any right with respect to, the registration of any common shares or any securities convertible into or exercisable or exchangeable for common shares.

The representative, in its sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. An affiliate of DNB Markets, Inc. acts as arranger, security agent and agent, lender and swap bank under the Credit Facility. Skandinaviska Enskilda Banken AB (publ) (“SEB”) acts as arranger, lender and swap bank under the Credit Facility.

SEB is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering by SEB is within the United States, it will offer to and place common shares with investors through SEB Securities Inc., an affiliated U.S. broker-dealer. The activities of SEB in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of common shares may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any of common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any of common shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any of common shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the common shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Japan

The common shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the common shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

SEC registration fee	$	*30,210
Printing and engraving expenses		$10,000
Legal fees and expenses		$260,000
Accounting fees and expenses		$175,000
Miscellaneous		$24,790

Total		$500,000

*	Previously paid

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States law and by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law. The underwriters will be represented by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nordic American Offshore Ltd. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the two-year period ended December 31, 2015 and the period from October 17, 2013 (inception) to December 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the SEC’s Internet site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will automatically update and supersede this information. We incorporate by reference the documents listed below:

(1)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the Commission on March 23, 2016, which includes the financial statements included therein;

(2)	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on February 21, 2017, containing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited condensed consolidated interim financial statements as of and for the nine months ended September 30, 2016; and

(3)	Our Report of Foreign Private Issuer on Form 6-K/A, filed with the Commission on February 23, 2017.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus supplement by writing or telephoning us at the following address:

Nordic American Offshore Ltd.

Attn: The Secretary

Thistle House

4 Burnaby Street

Hamilton HM 11

Bermuda

(441) 292 1345

As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Prospectus

$300,000,000

NORDIC AMERICAN OFFSHORE LTD.

NORDIC AMERICAN OFFSHORE LTD.

Common Shares, Preferred Shares,

Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:

(1)	our common shares,

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our purchase contracts

(6)	our rights, and

(7)	our units.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the New York Stock Exchange, or the NYSE, under the symbol “NAO.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 6 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 21, 2017.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP.” We have a fiscal year end of December 31. All references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and all references to “GBP” are to, and amounts presented in, British Pounds.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell our common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we have filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us or any underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act of 1972 and related regulations, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that, where any equity securities of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of such company from and/or to a non-resident of Bermuda, for so long as any equity securities of such company remain so listed. The New York Stock Exchange, or the NYSE, is deemed to be an appointed stock exchange under Bermuda Law. In granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus of the registration statement of which it forms part. This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013. Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

PROSPECTUS SUMMARY

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision. We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

Nordic American Offshore Ltd. was formed on October 17, 2013. We maintain our principal executive offices at LOM Building, 27 Reid Street, Hamilton, HM 11, Bermuda. Our telephone number at such address is (441) 292-7202. We are an international company formed for the purpose of acquiring, owning and operating platform supply vessels, or PSVs, and currently own ten high quality PSVs constructed at shipyards in Norway during the period from 2012 to 2016. We refer to these vessels as our “Current Fleet” of which seven are in operation and three of which are currently laid up awaiting improved trading conditions.

Effective September 26, 2016, we discontinued our existence as a company organized under the laws of the Republic of the Marshall Islands and continued our existence as an exempted company incorporated under the laws of Bermuda, which we refer to as the Redomiciliation. There was no change in our business, assets and liabilities, principal locations, fiscal year, directors or executive officers following the Redomiciliation. On November 10, 2016, our shareholders approved the adoption of the new bye-laws, or the Bye-laws at our annual general meeting of shareholders. As a result of the Redomiciliation, the rights of holders of our common shares are now governed by our Bermuda Memorandum of Continuance, the Bye-laws and the Companies Act 1981 of Bermuda, or the Companies Act.

Our Fleet

Our fleet currently consists of ten PSVs. Our vessels are considered homogeneous and interchangeable as they have approximately the same cargo deck area and capacity.

Vessel name	Yard(2)	Year Built	Capacity (dwt)	Cargo Deck Area (sq. meters)	Delivered to NAO
NAO Fighter(1)	Ulstein	2012	4200	850	January 2014
NAO Prosper	Ulstein	2012	4200	850	January 2014
NAO Power	Ulstein	2013	4200	850	January 2014
NAO Thunder	Ulstein	2013	4200	850	December 2013
NAO Guardian	Ulstein	2013	4200	850	December 2013
NAO Protector	Ulstein	2013	4200	850	December 2013
NAO Storm	Ulstein	2015	4200	850	January 2015
NAO Viking	Ulstein	2015	4200	850	January 2015
NAO Horizon(1)	Vard	2016	4100	850	April 2016
NAO Galaxy(1)	Vard	2016	4100	850	June 2016

(1)	Vessel is laid-up.
(2)	As used herein, “Ulstein” refers to Ulstein Verft AS and “Vard” refers to Vard Group AS.

Employment of Our Fleet

It is our policy to operate our vessels either in the spot market or on short-to long-term time charters. The Vessels in our Current Fleet are considered homogeneous and interchangeable as they have approximately the same cargo deck area and capacity. Seven of these PSVs are now in operation. As of the date of this prospectus, three vessels are laid up awaiting improved trading conditions. We operate our vessels in the North Sea on both spot and time charters, although we may consider other regions depending on market conditions.

Company Management

In January 2014, the Company entered into a Management Agreement with Scandic American Shipping Ltd, which we refer to as “Scandic” or the “Manager,” for the provision of administrative services for the Company as requested by our management and in accordance with our objectives and policies as established and directed by our Board of Directors. All decisions of a material nature concerning our business are made by our Board of Directors.

For services under the management agreement, as amended, Scandic received a management fee of $100,000 in 2016 for the vessels in our Current Fleet, and was reimbursed for costs incurred in connection with its services. In addition to costs incurred which are directly attributable to us, we also pay a portion of the operational costs, such as salary and office rent, incurred by Scandic which is allocated to us. For the nine months ended September 30, 2016 and the year ended December 31, 2015, we paid $1.6 million and $2.1 million, respectively for such costs incurred. Scandic is a wholly owned subsidiary of our major shareholder, Nordic American Tankers Limited (NYSE: NAT), or NAT, of which our Executive Chairman and director, Mr. Herbjørn Hansson, is the Chief Executive Officer, Chairman, President and director and our Chief Financial Officer, Ms. Turid M. Sørensen, is the Chief Financial Officer and Executive Vice President. Marianne Lie assumed the position as our Executive Vice Chair on June 1, 2016. Before that, Ms. Lie had served as our non-executive Vice Chair since the end of 2013, shortly after our establishment. Our Managing Director reports to Ms. Lie.

Vessel Management

As of the date of this prospectus, the ship management firms Remøy Shipping AS, or Remøy, and V.Ships Limited, or V.Ships, provide technical management for nine and one of our vessels, respectively.

Implications of Being an Emerging Growth Company

We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for our initial public offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•	exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering, or our IPO, which was in June 2014, or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in “total annual gross revenues” during our most recently completed fiscal year, if we become a “large accelerated filer” with market capitalization of more than $700.0 million, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three year period to such date. For as long as we qualify as an emerging growth company and take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Recent Developments

We rely on the oil and gas industry, and volatile oil and natural gas activity impacts demand for our services. The oil and gas drilling industry is currently in a down cycle, which has led to low budgeted expenditures for offshore drilling. The average spot market rate for 2016 ended below operating expenses, with only three months during the summer season being above operating expenses. Oil companies continue to rely more on the spot market, giving few opportunities for us to secure time charter agreements with customers.

This challenging market has led to lower charter rates and vessel utilization that has over the past 24 months, significantly weakened our liquidity. We have incurred a net loss of $22.3 million for the nine months ended September 30, 2016, have an accumulated deficit of $33.2 million at September 30, 2016, and have a cash balance of $3.7 million and an undrawn capacity of $18.0 million under our $150.0 million revolving credit facility, or the Credit Facility, at September 30, 2016. As of February 10, 2017, our available liquidity and undrawn capacity under the Credit Facility declined to $1.6 million and $13.0 million, respectively. We are currently in default with three of our debt covenants related to the Credit Facility. Waivers have been obtained from our lenders lowering the covenant requirements to levels at which we are in compliance. Under the terms of the waiver, we are unable to further draw on the Credit Facility. For more information please see the section entitled “Risk Factors”.

Our impairment analysis as of December 31, 2016 did not result in the carrying values of any of the Company’s vessels exceeding future estimated undiscounted cash flows, however if the current weak market conditions continue, it would have a negative impact on current operating results and could possibly result in impairment charges. For more information, please see the section entitled “Risk Factors”.

Corporate Structure

Nordic American Offshore Ltd. was formed on October 17, 2013 under the laws of the Republic of the Marshall Islands. On September 26, 2016, we continued our corporate existence to Bermuda. We completed our IPO in June 2014. We maintain our principal executive offices at LOM Building, 27 Reid Street, Hamilton, HM 11, Bermuda. Our telephone number at such address is (441) 292-7202. We maintain a website at www.nao.bm. Information contained on our website does not constitute part of this prospectus.

The Securities We May Offer

We may use this prospectus to offer up to $300,000,000 of our:

•	common shares,

•	preferred shares,

•	debt securities,

•	warrants,

•	purchase contracts,

•	rights, and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

SPECIAL NOTE REGARDING THE REDOMICILIATION

We were previously incorporated under the laws of the Republic of the Marshall Islands. Effective September 26, 2016, we discontinued our existence as a company organized under the laws of the Republic of the Marshall Islands and continued our existence as an exempted company incorporated under the laws of Bermuda. We refer to this as the “Redomiciliation.”

The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Redomiciliation as they were immediately prior to the Redomiciliation. In addition, the directors and executive officers of the Company immediately after the Redomiciliation were the same individuals who were directors and executive officers, respectively, of the Company immediately prior to the Redomiciliation.

The Company’s common shares continue to be listed for trading on the NYSE under the ticker symbol “NAO.”

As a result of the Redomiciliation, holders of common shares of Nordic American Offshore (Marshall Islands) became holders of common shares of Nordic American Offshore (Bermuda). In the Redomiciliation, each of Nordic American Offshore (Marshall Islands)’s outstanding common shares was automatically converted by operation of law, on a one-for-one basis, into a share of Nordic American Offshore (Bermuda)’s common shares. Consequently, each holder of a Nordic American Offshore (Marshall Islands) common share immediately prior to the Redomiciliation held, immediately thereafter, a share of Nordic American Offshore (Bermuda)’s common shares representing the same proportional equity interest in Nordic American Offshore (Bermuda) as that shareholder held in Nordic American Offshore (Marshall Islands) and representing the same class of shares. The number of Nordic American Offshore (Bermuda)’s common shares outstanding immediately after the Redomiciliation was the same as the number of common shares of Nordic American Offshore (Marshall Islands) outstanding immediately prior to the Redomiciliation.

The rights of holders of the Company’s common shares are now governed by its Bermuda Memorandum of Continuance and the Companies Act. On November 10, 2016, our shareholders approved the adoption of the Bye-laws that conform to Bermuda law at our annual general meeting of shareholders. The Redomiciliation process is described in the prospectus that is part of the Company’s registration statement on Form F-4 (Registration No. 333-211868), or the Form F-4, and the Bye-laws are filed as Exhibit 99.2 to the Company’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 14, 2016.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 23, 2016, and the other documents which are incorporated by reference in this prospectus, before making an investment in our securities. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, our equity incentive plan, or our Dividend Reinvestment and Direct Stock Purchase Plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us may decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

We did not recognize impairment charges in the year ended December 31, 2015 or the nine-month period ended September 30, 2016. If the current weak market conditions continue, it would have a negative impact on future operating results and could possibly result in impairment charges.

We did not recognize impairment charges as of December 31, 2015 or as of September 30, 2016. As more fully described in our accounting policies, we evaluate our individual assets for impairment whenever events or changes in circumstances indicate that the carrying amount of our vessels may not be recoverable. As required by US GAAP (ASC 360), in determining whether our assets are recoverable, we compare our estimate of the undiscounted cash flows expected to be generated by the asset to its carrying amount. If the undiscounted cash flows are greater than the carrying amount, no impairment charge is recognized. As of December 31, 2015 and as of September 30, 2016, we determined that the sum of the undiscounted cash flows for each vessel exceeded its carrying value.

Factors and conditions that could impact our estimates of future cash flows of our vessels include:

•	Reduced demand for our vessels;

•	Changes in behaviors and attitudes of our charterers towards technical, operational and environmental standards; and

•	Changes in regulations and requirements governing the technical and environmental capabilities of our vessels.

We believe that our impairment assumptions are reasonable.

During the past two years, the market value of vessels has declined, and we have identified impairment indicators. Our analysis assumed that we will keep all of our vessels for their remaining economic useful lives. We consider the economic useful life of each vessel to be 25 years from the time of construction.

In developing estimates of future undiscounted cash flows, we make assumptions and estimates about the vessels’ future performance, with the significant assumptions being related to charter rates, fleet utilization, operating costs, capital expenditures, residual value and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations.

The most important assumptions in determining undiscounted cash flows are the estimated charter rates and utilization. For the first and second year of our analysis we use a 3-year weighted average, which is composed of the lower of the historical market rates and utilization, as provided by a third party, and the rates and utilization we have achieved for the same period. For the rate and utilization thereafter we use the 15-year historical average as provided by a third party. Charter rates and utilization are volatile and we have based our analysis on the 3-year and 15-year historical average market rates and utilization on information obtained from third parties.

We have used a long-term average because we believe it reflects the long-term perspective we have when we invest in our vessels and includes objective data reflecting both positive and negative cycles impacting our business. The actual rates and utilization we realize in the future in any given year is likely to differ significantly from the long-term historical averages that we use. In the future, we might change the assumptions we use in our analysis if we conclude that there has been a fundamental shift in the market and that the 3-year and 15-year historical average market rates and utilization are no longer indicative of future market conditions. This change in assumptions could result in an impairment charge being recognized.

The average market rates for the years ended December 31, 2015 and 2016, were $7,276 per day and $7,667 per day, respectively. The average market utilization was 81% and 67%, respectively. The Company’s achieved rates for the comparable periods were $14,750 per day and $8,500 per day, respectively. The Company’s utilization was 85% and 68%, respectively. If the current weak market conditions continue for longer than we expect or decline further, it becomes more likely that we may recognize impairment charges.

If, in performing our impairment analysis as of December 31, 2015, we had used the 10-year historical average PSV rates and utilization as of December 31, 2015, our undiscounted cash flows would have exceeded the vessels’ carrying values. If we had used the 5-year historical average PSV rates and utilization as of December 31, 2015, six of our vessels would have had carrying values exceeding undiscounted cash flows, and we would have recognized an impairment charge of $74.6 million if these six vessels were written down to market values based on estimates by ship brokers. If, in performing our impairment analysis as of December 31, 2016, we had used the 10-year historical average PSV rates and utilization as of December 31, 2016, our undiscounted cash flows would have exceeded the vessels’ carrying values. If we had used the 5-year historical average PSV rates and utilization as of December 31, 2016, all of our vessels would have had carrying values exceeding undiscounted cash flows, and we would have recognized an impairment charge of $121.2 million if all vessels were written down to market values based on estimates by ship brokers. The Company may not be able to realize these estimated market values if it was to sell the vessels in the second-hand market, which would ultimately result in a higher impairment charge than the indicated difference between carrying values and market values.

Our impairment analysis as of December 31, 2016, based on 3-year and 15-year historical average PSV rates and utilization as of December 31, 2016, indicates that our undiscounted cash flows is 1.5x higher than carrying values.

We may not be able to continue as a going concern

Our consolidated financial statements have been prepared on the basis that we will continue as a going concern. We are operating in a challenging market with low charter rates and vessel utilization, which has, over the past 24 months, significantly weakened our liquidity. We have incurred a net loss of $22.3 million for the nine months ended September 30, 2016, have an accumulated deficit of $33.2 million at September 30, 2016, and have a cash balance of $3.7 million and an undrawn capacity of $18.0 million under the Credit Facility at September 30, 2016. As of February 10, 2017, our available liquidity and undrawn capacity under the Credit Facility declined to $1.6 million and $13.0 million, respectively, but we are unable to draw further on the Credit Facility due to an event of default as further explained below.

As of the date of this prospectus, we are in default of the minimum value adjusted equity, the minimum value adjusted equity ratio and the minimum liquidity covenants in the credit agreement governing the Credit Facility. The minimum value adjusted equity covenant requires us to maintain value adjusted equity of a minimum of $150.0 million. The minimum value adjusted equity ratio requires us to have value adjusted equity to value adjusted total assets of at least 45%. The minimum liquidity covenant requires us to have the higher of $10.0 million or 6% of our total debt. We have received waivers with respect to such defaults from the lenders under the Credit Facility until March 31, 2018. We are considering options to refinance or raise capital to avoid there being substantial doubt about our ability to fund future operations and meet our obligations as they become due for at least a year, and continue as a going concern. If we are unable to refinance or raise capital, we may cease to continue as a going concern, we would be required to restate our assets and liabilities on a liquidation basis, which could differ significantly from the going concern basis.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are incorporated under the laws of Bermuda. Our Memorandum of Continuance, Bye-laws and the Companies Act govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of the Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder.

We are incorporated in Bermuda and it may not be possible for our investors to enforce U.S. judgments against us.

We are incorporated under the laws of Bermuda. Substantially all of our assets are located outside of the United States. In addition, most of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us, or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we are incorporated or where our are located (1) would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us based on those laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein are based upon various assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

The factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

MARKET VALUE OF OUR COMMON SHARES

Since June 12, 2014, the primary trading market for our common shares has been the NYSE, on which our common shares are listed under the symbol “NAO.”

The following table sets forth the high and low market prices for each of the periods indicated for our common shares as reported by the NYSE. You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

For the year ended:	HIGH	LOW
December 31, 2016	$5.69	$2.55

For the quarter ended:	HIGH	LOW
March 31, 2016	$5.51	$3.23
June 30, 2016	$5.69	$4.19
September 30, 2016	$4.92	$3.42
December 31, 2016	$3.90	$2.55

For the month:	HIGH	LOW
August 2016	$4.57	$3.95
September 2016	$4.19	$3.42
October 2016	$3.80	$3.30
November 2016	$3.90	$2.55
December 2016	$3.50	$2.75
January 2017	$2.95	$2.55
February 2017*	$2.75	$2.25

*	Through and including February 16, 2017.

USE OF PROCEEDS

We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

Each prospectus supplement will include information on the Company’s consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the nine months ended September 30, 2016 and September 30, 2015 and for the period from October 17, 2013 (date of inception) to December 31, 2013 and for the fiscal years ended December 31, 2014 and December 31, 2015.(1)

	Nine Months ended		Year ended		From Inception October 17, to December 31, 2013
All amounts in USD ‘000	September 30, 2016	September 30, 2015	December 31, 2015	December 31, 2014
Earnings
Net (Loss) Income	(22,318)	(6,407)	(10,844)	6,931	(70)
Add: Fixed Charges	2,448	1,442	1,979	1,104	—
Less: Interest Capitalized	(81)	(136)	(184)	(60)	—
Total (Loss) Earnings	(19,951)	(5,102)	(9,049)	7,975	(70)
Fixed Charges
Interest Expensed and Capitalized	2,183	1,220	1,675	951	—
Amortization and Write-off of Capitalized Expenses Relating to Indebtedness	264	222	305	153	—
Total Fixed Charges	2,448	1,442	1,979	1,104	—
Ratio of Earnings to Fixed Charges (2)	—	—	—	7.23	—
Dollar Amount of the Coverage Deficiency	22,399	6,543	11,028	—	70

(1)	We have not issued any preferred shares as of the date of this prospectus.
(2)	Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness. For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness.

PLAN OF DISTRIBUTION

We may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us, or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

Furthermore, we, our executive officers and our directors may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., if more than five percent (5%) of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF SHARE CAPITAL

The following description of Nordic American Offshore (Bermuda) reflects our share capital following the Redomiciliation as it will exist upon the adoption of the Bye-laws, in compliance with the Companies Act and governed by Bermuda law. The description is a summary. We urge you to read the forms of the memorandum of continuance, which is incorporated by reference into this prospectus, and the Bye-laws of Nordic American Offshore (Bermuda) which is filed as Exhibit 3.4 to our registration statement on Form F-4 (333-211868).

Objects and Powers

As stated in our memorandum of continuance, the objects of the Company are unrestricted and it has the capacity, rights, powers and privileges of a natural person. The Bye-laws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capital Shares

Under our memorandum of continuance, our authorized share capital consists of 200,000,000 common shares having a par value of $0.01 per share, of which 20,686,847 shares are issued and outstanding as of the date of this prospectus, and 50,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding. As of the date of this prospectus, we also hold 2,744,523 treasury shares. Our common shares are listed on the NYSE under the symbol “NAO.”

Share History

On October 17, 2013, we issued 500 common shares to NAT in connection with our initial capitalization.

In November 2013, we issued 16,666,666 common shares, par value $0.01 per share, at $15.00 per share, in a private placement, or the Private Placement, which were exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. These common shares were initially sold in offshore transactions to non-U.S. persons pursuant to Regulation S under the Securities Act and in the United States to “qualified institutional buyers” as defined in, and in reliance on, Rule 144A of the Securities Act. At the close of the Private Placement, we repurchased and canceled the 500 shares issued in connection with our initial capitalization. The shares issued in connection with the Private Placement were listed on the Norwegian Over the Counter (“OTC”) Market on November 27, 2013, under the symbol “NAO.”

In June 2014, we completed our initial public offering, or IPO, of 6,764,704 common shares, including the full exercise of the underwriters’ option to purchase 882,352 additional common shares, at $16.00 per share and our common shares commenced trading on the NYSE under the symbol “NAO.” The net proceeds we received in the IPO were used to fund the acquisition of vessels.

In July 2014, we completed our offer to exchange the unregistered common shares that were previously issued in the Private Placement (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 11,478,478 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 93.5%. We are currently only listed on the NYSE.

As of the date of this prospectus, the Company has repurchased an aggregate of 2,744,523 of its issued and outstanding common shares under its share repurchase program. The repurchased shares are being held as treasury shares.

Common Shares

Each outstanding common share of the Company entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for payment of dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe for any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Preferred Shares

The Bye-laws authorize our Board of Directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Warrants

As part of the Private Placement, we issued to NAT a warrant exercisable for up to 833,333 of our common shares with an exercise price of $15.00 per common share. The warrant expired on December 31, 2015.

Directors

Our directors are elected by a simple majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

The Bye-laws require our Board of Directors to consist of at least one member. Our Board of Directors currently consists of five members. The Bye-laws may be amended by a simple majority of the votes cast by shareholders entitled to vote.

Directors are elected annually on a staggered basis, and each shall serve for a three year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services rendered to us.

Shareholder meetings

Under the Bye-laws, annual general meetings of the Company will be held at a time and place selected by our Board of Directors and special general meetings may be called at any time by our Board of Directors, provided that at least 5 days’ notice is given of a meeting (other than an adjourned meeting), as required by the Companies Act, unless shorter notice is agreed by all shareholders entitled to attend and vote at an annual general meeting or by those shareholders holding not less than 95% of the nominal value of the shares giving a right to attend and vote at a special general meeting. The meetings may be held in or outside of Bermuda. Our Board of

Directors may fix any date as the record date for the purpose of identifying the persons entitled to receive notices of any general meeting. Any such record date may be on or at any time before or after any date on which such notice is dispatched. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters’ rights of appraisal and payment

Under the Companies Act, our shareholders have the right to dissent from various corporate actions, including any amalgamation, merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any amendment of the Bye-laws, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the Companies Act to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the common shares, the Companies Act procedures involve, among other things, the institution of proceedings in the high court of Bermuda or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ derivative actions

Under the Companies Act, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on liability and indemnification of officers and directors

The Companies Act authorizes companies to limit or eliminate the personal liability of directors and officers to companies and their shareholders for monetary damages for breaches of directors’ fiduciary duties. The Bye-laws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

The limitation of liability and indemnification provisions in the Bye-laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover effect of certain provisions of the Bye-laws

Several provisions of the Bye-laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the amalgamation, merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank check preferred shares

Under the terms of the Bye-laws, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 blank check preferred shares. Our Board of Directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management and might harm the market price of our common shares. We have no current plans to issue any preferred shares.

Election and removal of directors

The Bye-laws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. The Bye-laws also provide that our directors may be removed for cause upon the affirmative vote of the holders of not less than two-thirds of our issued and outstanding shares entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited actions by shareholders

The Bye-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special general meeting of the Company or by a unanimous written resolution of our shareholders. The Bye-laws provide that, save for the ability of shareholders holding not less than 10% of the paid-up capital of the Company carrying the right of voting at general meetings of the Company to requisition the Board of Directors to convene a special general meeting, as set out in the Companies Act, only our Board of Directors may call special general meetings of the Company and the business transacted at the special general meeting is limited to the purposes stated in the notice. Accordingly, save in the circumstances described above, a shareholder will be prevented from calling a special general meeting for shareholder consideration of a proposal unless scheduled by our Board and shareholder consideration of a proposal may be delayed until the next annual general meeting of the Company.

Advance notice requirements for shareholder proposals and director nominations

The Bye-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual general meeting of the Company must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual general meeting of the Company. The Bye-laws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual general meeting of the Company or make nominations for directors at an annual general meeting of the Company.

Classified Board of Directors

As described above, the Bye-laws provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms beginning on the expiration of the initial term for each class. Accordingly, approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Business combinations

Although the Companies Act does not contain specific provisions regarding “business combinations” between companies incorporated under the laws of Bermuda and “interested shareholders,” we have included these provisions in the Bye-laws. Specifically, the Bye-laws prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our outstanding voting shares; or

•	any person who is our affiliate or associate and who held 15% or more of our issued and outstanding voting shares at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

•	certain amalgamations, mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding shares;

•	certain transactions that result in the issuance or transfer by us of any shares of ours to the interested shareholder;

•	any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•	any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of the Bye-laws do not apply to a business combination if:

•	before a person became an interested shareholder, our Board of Directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares issued and outstanding at the time the transaction commenced, other than certain excluded shares;

•	at or following the transaction in which the person became an interested shareholder, the business combination is approved by our Board of Directors and authorized at an annual or special general meeting of the Company, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our issued and outstanding voting shares that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of our IPO;

•	a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•

the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under the Bye-laws which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to an amalgamation, merger or consolidation of us (except for an amalgamation or merger in respect of which, pursuant to the Companies Act, no vote of our shareholders is required) to:

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares; or

•	a proposed tender or exchange offer for 50% or more of our issued and outstanding voting shares.

Listing

Our common shares are listed on the NYSE under the symbol “NAO.”

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York (without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction) unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). The aggregate principal amount of debt securities that may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities that may be issued. The debt securities may be issued in one or more series.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	whether the debt securities will be our senior or subordinated securities;

•	whether the obligations under the debt securities will be our secured or unsecured obligations;

•	the applicability and terms of any guarantees;

•	the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;

•	whether the debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

Senior Debt

We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

Covenants

Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

1.	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

2.	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

3.	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

4.	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

5.	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

6.	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

7.	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filings with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$30,210
FINRA Fee		$45,500
Legal fees and expenses	$		*
Printing and engraving expenses	$		*
NYSE Supplemental Listing Fee	$		*
Accounting fees and expenses	$		*
Miscellaneous	$		*
Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of United States and New York law and by MJM Limited with respect to matters of Bermuda law.

EXPERTS

The consolidated financial statements of Nordic American Offshore Ltd. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the two-year period ended December 31, 2015 and the period from October 17, 2013 (inception) to December 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Report of Foreign Private Issuer on Form 6-K, filed with the Commission on February 21, 2017, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Company’s unaudited interim condensed statements and related notes thereto of comprehensive income and balance sheets as and for the nine months ended September 30, 2017.

•	Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 15, 2016 announcing the Company’s earnings report for the third quarter of 2016.

•	Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 14, 2016 announcing the results of the Company’s annual meeting of shareholders and the Company’s new Bye-laws.

•	Report of Foreign Private Issuer on Form 6-K, filed with the Commission on October 5, 2016 announcing the Company’s Annual General Meeting of Shareholders.

•	Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 27, 2016, which contains the Company’s dividend and earnings report for the second quarter of 2016 and the Company’s Memorandum of Continuance.

•	Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 23, 2016, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Form 8-A12B, filed with the Commission on June 9, 2014, registering our common stock, par value $0.01 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all filings filed by the Company pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement as well as all subsequent annual reports on Form 20-F that we file with the Commission until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:

Nordic American Offshore Ltd.

Attn: The Secretary

Thistle House

4 Burnaby Street

Hamilton HM FX

Bermuda

(441) 292-1345

http://www.nao.bm

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.